UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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Immudyne, Inc.

(Name of Registrant as Specified in Its Charter)

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IMMUDYNE, INC.

1460 Broadway

NEW YORK, NY 10036

(866) 351-5907

SUPPLEMENT TO PROXY STATEMENT FOR

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD May 24, 2018

This Supplement to Proxy Statement (this “Supplement”) relates to the Proxy Statement of Immudyne, Inc. (the “Company”) that was first mailed and/or made available to shareholders on or about April 20, 2018 (the “Proxy Statement”). Due to a scriveners error, the principal shareholders table (the “Beneficial Ownership Table”) which sets forth the beneficial ownership of 5% shareholders, directors and officers, had inadvertently not included the beneficial ownership of Mark McLaughlin, the Company’s former Chief Executive Officer. The correct percentage ownership for Mr. McLaughlin is set forth below under “Principal Shareholders,” and the correct number of shares owned by him and his percentage ownership are set forth in the amended Beneficial Ownership Table below. All other information presented in the Proxy Statement remains unchanged.

PRINCIPAL SHAREHOLDERS

The following sets forth information as of April 5, 2018, regarding the number of shares of our common stock beneficially owned by (i) each person that we know beneficially owns more than 5% of our outstanding common stock, (ii) each of our directors and named executive officer and (iii) all of our directors and named executive officer as a group.

This table is prepared based on information supplied to us by the listed security holders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC.

The amounts and percentages of our common stock beneficially owned are reported on the basis of SEC rules governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days through the exercise of any stock option, warrant or other right. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise indicated, each of the shareholders named in the table below, or his or her family members, has sole voting and investment power with respect to such shares of our common stock. Except as otherwise indicated, the address of each of the shareholders listed below is: c/o Immudyne, Inc., 1460 Broadway, New York, NY 10036.

Name of beneficial owner	Number of shares		Percent of class
5% Beneficial Owners
Mark McLaughlin	6,730,507	(9)	16.12%
Directors and named executive officers
Justin Schreiber	6,015,329	(1)	14.41%
Stefan Galluppi	1,150,000	(2)	2.76%
Anthony G. Bruzzese, M.D.	1,550,133	(3)	3.71%
John R. Strawn, Jr.	2,415,000	(4)	5.71%
Joseph DiTrolio, M.D.	647,500	(5)	1.55%
Michael Borenstein, M.D.	426,086	(6)	1.02%
Ryan Aldridge	600,000	(7)	1.44%
Robert Kalkstein	150,000	(8)	0.36%
Directors and named executive officer as a group (9 persons)	19,369,555		30.96%

(1)	Consists of 2,831,193 shares held of record and presently-exercisable warrants to purchase 809,136 shares by JOJ Holdings, Inc., 2,375,000 shares held of record by JLS Ventures, LLC (1,000,000 of which are vested shares from Mr. Schreiber’s agreement to serve as Chief Executive Officer). Mr. Schreiber has sole voting and dispositive power over all shares and warrants held of record by JOJ Holdings, LLC and JLS Ventures, LLC.

(2)	Consists of 1,150,000 shares held by American Nutra Tech, LLC, a company that Mr. Galluppi has sole voting and dispositive power.

(3)	Consists of 599,333 shares held of record by Dr. Bruzzese and presently-exercisable options to purchase 950,800 shares.

(4)	Consists of 15,000 shares held of record, includes 300,000 shares held of record by Strawn Pickens LLP over which Mr. Strawn has shared voting and dispositive power, and presently-exercisable options to purchase 2,100,000 shares.

(5)	Consists of 72,500 shares held of record by Dr. DiTrolio and 575,000 presently-exercisable options to purchase.

(6)	Consists of 217,390 shares held of record by Pilaris Laboratories, LLC and presently-exercisable warrants to purchase 108,696 shares. Mr. Bornstein is the holder of a 50% equity interest in Pilaris Laboratories, LLC. Also, includes a presently-exercisable option to purchase 100,000 shares.

(7)	Consists of a presently-exercisable option to purchase 600,000 shares.

(8)	Consist of an option to purchase shares of our common stock, of which 150,000 shares have vested.

(9)	The previously filed version did not report Mr. McLaughlin’s beneficial ownership. As of the record date, Mr. McLaughlin beneficially owns 6,730,507 shares, representing 2,640,507 shares held of record by Mr. McLaughlin and presently-exercisable options to purchase 3,050,000 shares. In addition, this consists of 1,040,000 shares held of record by McLaughlin International, Inc. Mr. McLaughlin has sole voting and dispositive power over all shares and warrants held of record by McLaughlin International, Inc..

We are not aware of any arrangements that could result in a change in control of the Company.

As of December 31, 2017, we have no formal equity compensation plan in effect.

If you have already voted and do not wish to change your vote, you do not need to do anything. Your vote will be tabulated as you previously instructed. You may change your vote and revoke your proxy by (i) voting again by Internet or telephone at a later time before the closing of voting at 11:59 p.m., Eastern Time, on May 23, 2018; (ii) submitting a properly signed proxy card with a later date that is received no later than May 23, 2018; (iii) sending a written statement to that effect to Immudyne, Inc., 1460 Broadway, New York, NY 10036, provided such statement is received no later than May 23, 2018; or (iv) attending the special meeting, revoking your proxy and voting in person.

May 14, 2018

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 24, 2018.